UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 23, 2020 (April 17, 2020)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-34042 (Commission File Number)	98-0570192 (IRS Employer Identification No.)

94 Pitts Bay Road, Pembroke HM08, Bermuda
(Address of principal executive offices and zip code)
(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 16, 2019, Maiden Holdings, Ltd. (the “Company”) completed the filing to transfer the Company’s listing of its common shares from The NASDAQ Global Select Market to The NASDAQ Capital Market (the “Capital Market”).

Prior to that, the Company had previously disclosed on a Current Report on Form 8-K filed with the SEC on April 19, 2019, the Company received a letter from the listing qualifications department staff of The NASDAQ Stock Market LLC (“NASDAQ”) on April 16, 2019, informing the Company that the Company did not meet the requirement to maintain a minimum bid price of $1.00 per share for 30 consecutive business days, the minimum closing bid price required by the continued listing requirements of NASDAQ set forth in Listing Rule 5450(a)(1) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company had 180 calendar days, or until October 14, 2019, to regain compliance with the Rule. To regain compliance, the closing bid price of the Company’s common stock must have been at least $1.00 per share for a minimum of ten consecutive business days.

Subsequently, the Company received a letter from NASDAQ on October 23, 2019 approving the Company’s transfer to the Capital Market and afforded the remainder of NASDAQ’s second 180-calendar day compliance period, or until April 13, 2020 (the “Compliance Period”), to demonstrate compliance.

On April 17, 2020, the Company received a letter from NASDAQ stating that the Company had not regained compliance with Listing Rule 5550(a)(2) during the Compliance Period and that the Company’s securities would be delisted from the Capital Market by the opening of business on April 28, 2020 unless the Company requests an appeal of NASDAQ’s determination to a Hearings Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Pursuant to Nasdaq Rule 5815(a)(1)(A), the Company will file a Hearing Request Form by April 24, 2020 to appeal NADSAQ’s determination with the Hearings Panel which will stay the delisting until a decision is rendered subsequent to the appeal hearing. The Nasdaq Hearings Department will schedule a hearing based on its docket, as provided in Rule 5815(a)(4), to the extent practicable, within 45 days of the filing of the Hearing Request Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 23, 2020	MAIDEN HOLDINGS, LTD.

		By:	/s/ Denis M. Butkovic
Denis M. Butkovic
Senior Vice President, General Counsel and Secretary